Exhibit 10.2

ACCURIDE CORPORATION

RESTRICTED STOCK UNIT AWARD AGREEMENT

ACCURIDE CORPORATION 2010 INCENTIVE AWARD PLAN

Name:	Grant: Restricted Stock Units
Address:

Grant Date:

Taxpayer
Identification Number:

Signature:

Effective on the Grant Date, you have been granted the number of Restricted Stock Units indicated above, which entitles you to receive [      ] shares of common stock (the “Stock”) of Accuride Corporation (the “Company”) in accordance with the provisions of this Agreement and the provisions of the Accuride Corporation Amended and Restated 2010 Incentive Award Plan, as it may be further amended from time to time (the “Plan”).

The Restricted Stock Units will fully vest and no longer be subject to the restrictions of and forfeiture under this Agreement as follows:

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In the event of the termination of your employment or service for any reason, whether such termination is occasioned by you, by the Company or any of its Subsidiaries, with or without cause or by mutual agreement (“Termination of Service”), your right to receive and/or vest in any additional Restricted Stock Units under the Plan, if any, will terminate and any unvested Restricted Stock Units will be forfeited effective as of the earlier of: (i) the date that you give or are provided with written notice of Termination of Service, or (ii) if you are an employee of the Company or any of its Subsidiaries, the date that you are no longer actively employed and physically present on the premises of the Company or any of its Subsidiaries, regardless of any notice period or period of pay in lieu of such notice required under any applicable statute or the common law.

If, in connection with a Change in Control, your Restricted Stock Unit award is assumed or substituted and your Termination of Service occurs by action of the Company without Cause (as defined below) upon or within twelve (12) months following the Change in Control, then you will become fully vested in your assumed or substituted award.  If, however, your Restricted Stock Unit award is not assumed or substituted in connection with a Change in Control, the Administrator may, in its sole discretion, cause your award to vest and become payable immediately prior to the consummation of such Change in Control.  For this purpose “Cause” shall mean: (a) your continued willful failure, neglect or refusal to perform your duties with respect to the Company or its Subsidiaries which continues beyond ten days after a written demand for substantial performance is delivered to you by the Company; (b) conduct by you involving (i) dishonesty, fraud, or breach of trust in connection with your employment or (ii) indictment for a felony; (c) your willful and continued failure or refusal to follow material directions of the Board or any other act of insubordination by you; or (d) willful malfeasance or willful misconduct by you which is injurious to the Company, monetarily or otherwise.

In accordance with the Plan, as of the “Maturity Date” for a particular Restricted Stock Unit, the Company shall transfer to you one unrestricted, fully transferable share of Stock in exchange for that Restricted Stock Unit, subject to the deferral provisions described below.  The “Maturity Date” for a particular Restricted Stock Unit shall be the date on which such Restricted Stock Unit vests.

The Restricted Stock Units or any interest or right therein or part thereof shall not be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided the Restricted Stock Units may be transferable by will or the laws of descent and distribution.

The Stock subject to the Restricted Stock Units will be delivered upon the Maturity Date in settlement of the Restricted Stock Units.  Until Stock is issued in settlement of the Restricted Stock Units, you will not be deemed for any purpose to be, or have rights as, a Company shareholder or receive Dividend Equivalents with respect to shares of Stock by virtue of this Award.  You are not entitled to vote any shares of Stock by virtue of this Award.

If you engage in any “Prohibited Activity,” any unvested Restricted Stock Units will be forfeited.  In addition, if you engage in any Prohibited Activity within 24 months of the day on which you received Stock in settlement of any Restricted Stock Units awarded pursuant to this Agreement, you must pay to the Company an amount equal to your “RSU Gain.”  Your “RSU Gain” is equal to the sum of (a) the gross sales proceeds of any such Stock that was previously sold plus (b) the closing market price per share of the Stock on the date it was distributed to you for any share of Stock which has not been sold.

For purposes of this Agreement, the term “Prohibited Activity” shall mean and include each of the following:

•                  The violation of any provision included in any agreement entered into between you and the Company pursuant to which you agree to refrain from soliciting any customers of the Company or any entities engaged in the commercial vehicle component industry with which the Company has contracts at the time.

•                  The violation of any provision included in any agreement entered into between you and the Company pursuant to which you agree to refrain from soliciting or attempting to solicit away from the Company any officer, employee or agent of the Company.

•                  The violation of any confidentiality, proprietary information, or non-disclosure provisions included in any agreement entered into between you and the Company.

•                  The violation of any agreement entered into between you and the Company pursuant to which you agree not to compete in any way with the Company.

•                  The violation of any provision included in any agreement entered into between you and the Company pursuant to which you agree to assign to the Company all rights to any copyrightable or patentable work you invent, improve or otherwise work on using the Company’s resources during your employment with the Company.

•                  If you are a party to any severance, retention or change in control agreement or program, and you engage in any activity which would constitute a violation of any non-competition, non-solicitation, confidentiality, proprietary information, or non-disclosure provision included in said agreement or program, you will be deemed to have engaged in a Prohibited Activity even if a change in control (as defined in said agreement or program) has not occurred.

The Company has the authority to deduct or withhold, or require you to remit to the Company, an amount sufficient to satisfy applicable federal, state, local and foreign taxes required by law to be withheld with respect to any taxable event arising from the vesting or receipt of the Stock upon settlement of the Restricted Stock Unit Award.  You may satisfy your tax obligation, in whole or in part, by either: (i) electing to have the Company withhold Stock otherwise to be delivered with a Fair Market Value equal to the minimum amount of the tax withholding obligation; (ii) surrendering to the Company previously owned Stock with a Fair Market Value equal to the minimum amount of the tax withholding obligation; (iii) withholding from other compensation; or (iv) paying the amount of the tax withholding obligation directly to the Company in cash, provided, however, that if the tax obligation arises during a period in which you are prohibited from trading under any policy of the Company or by reason of the Exchange Act, then the tax withholding obligation shall automatically be satisfied in accordance with subsection (i) of this paragraph, unless you have previously made a written election during a period in which you were not prohibited from trading in the Company’s securities to pay such tax obligation directly to the Company in cash and have paid a reasonable estimate of such tax liability (as determined by the Company) in advance to the Company.

Section 409A of the Code imposes a number of requirements on “non-qualified deferred compensation plans and arrangements.”  This award of Restricted Stock Units is not intended to provide for any deferral of compensation subject to Section 409A, since Stock will be issued in settlement of Restricted Stock Units as soon as the Restricted Stock Units vest and therefore is intended to qualify for the short-term deferral exception to Section 409A.

Under no circumstances may the time or schedule of receipt of Stock in settlement for Restricted Stock Units be accelerated or subject to a further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A.  You do not have any right to make any election regarding the time or form of any payment.  This Agreement and the Plan shall be operated in compliance with Section 409A and each provision of this Agreement and the Plan shall be interpreted, to the extent possible, to comply with Section 409A.

Nothing in the Plan or this Agreement shall be interpreted to interfere with or limit in any way the right of the Company or any Subsidiary to terminate your employment or services at any time.  In addition, nothing in the Plan or this Agreement shall be interpreted to confer upon you the right to continue in the employ or service of the Company or any Subsidiary.

This Restricted Stock Unit Award is granted under and governed by the terms and conditions of the Plan.  You acknowledge and agree that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time.  The grant of a Restricted Stock Unit Award under the Plan is a one-time benefit and does not create any contractual or other right to receive an award of Restricted Stock Units or benefits in lieu of Restricted Stock Units in the future.  Future awards of Restricted Stock Units, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the award, the number of Units and vesting provisions.  The Plan has been introduced voluntarily by the Company and in accordance with the provisions of the Plan may be terminated by the Company at any time.  By execution of this Agreement, you consent to the provisions of the Plan and this Agreement.  Capitalized terms used herein shall have the meaning set forth in the Plan, unless otherwise defined herein.

COMPANY:

ACCURIDE CORPORATION

By:

Its: